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                                                                    EXHIBIT 11.1

                  STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES

                  COMPUTATIONS OF NET INCOME PER COMMON SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                       1995    1994     1993
                                                      ------- -------  -------
Primary and fully diluted:
  Weighted average shares outstanding................   9,408   9,122    9,015
  Assumed exercise of Series A and B stock options
   (treasury stock method)...........................     145     134      114
                                                      ------- -------  -------
Total common share equivalents.......................   9,553   9,256    9,129
                                                      ======= =======  =======
Income before extraordinary item and cumulative
 effect on accounting change......................... $ 4,299 $ 2,427  $   771
Extraordinary item...................................     --      (85)     --
Cumulative effect of accounting change for income
 tax.................................................     --      --       412
                                                      ------- -------  -------
Net Income........................................... $ 4,299 $ 2,342  $ 1,183
                                                      ======= =======  =======
Per share amounts--
Primary and fully diluted:
  Income before extraordinary item................... $  0.45 $  0.26  $  0.08
  Extraordinary item.................................     --    (0.01)     --
  Cumulative effect of accounting change.............     --      --      0.05
                                                      ------- -------  -------
  Net Income......................................... $  0.45 $  0.25  $  0.13
                                                      ======= =======  =======
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